FOR IMMEDIATE RELEASE

CONTACT:
Brad Ogura
EvergreenBank
206/749-7385

EvergreenBank to Open New Branch in Kent, Washington

Seattle, Washington – November 27, 2007 – Seattle-based EvergreenBancorp, Inc. (OTC BB: EVGG), the holding company for EvergreenBank, announced that it has entered into a long-term lease and begun tenant-improvement construction for a new full service branch in Kent, Washington.

“This location nicely fills our footprint in South King County,” said Gerald O. Hatler, EvergreenBancorp president and chief executive officer. “We will continue to look for locations that will extend our geographic reach north and south of our current offices in Seattle, Bellevue, Lynnwood and Federal Way.”

The new 2,700 square-foot branch will be located at 20038 68th Ave. South (also known as the West Valley Highway) off of South 199th Place. It will include a drive-through, four sit-down teller stations and office space for professional staff, as well as an exterior ATM. It is expected to open in the second quarter of 2008. “We expect to announce new staff assignments in the coming months,” said Mr. Hatler, “and we continue to speak with commercial bankers interested in bringing their relationships and experience to our Bank.”

The site is a mixed-use retail and office building developed by Latitude Development LLC of Seattle. Interstate-5, Interstate-405 and Highway 167 all provide convenient access for those in Kent, Tukwila, Renton and other communities in this fast-growing region east of Sea-Tac Airport.

JPC Architects of Redmond, WA is providing architectural, interior design and space planning services. JMS Construction, also of Redmond, WA, is providing build-out construction.

Formed in 1971, EvergreenBank is a wholly owned subsidiary of EvergreenBancorp, Inc., a Washington-state chartered bank holding company. The Bank primarily serves King, Pierce and Snohomish Counties through its offices in Seattle, Bellevue, Federal Way and Lynnwood. In addition to a full suite of community banking services, the Bank also offers health savings accounts, Internet banking, merchant credit card processing as well as commercial and real estate construction and development loans.

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